UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

First United Ethanol, LLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF MEMBERS AND IMPORTANT
NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE MEMBER MEETING TO BE HELD ON FEBRUARY 3, 2010
To our Members:
The 2010 Annual Meeting of Members (the “2010 Annual Meeting”) of First United Ethanol, LLC (the “Company”) will be held on Wednesday, February 3, 2010, at the Camilla Depot, 30 E. Broad Street, Camilla, Georgia 31730. Registration for the Annual Meeting will begin at 8:00 a.m. The 2010 Annual Meeting will commence at approximately 9:00 a.m. The purposes of the meeting are to: (1) Elect three (3) Directors to our Board of Directors; and (2) Transact such other business as may properly come before the 2010 Annual Meeting or any adjournments thereof.
•
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting;

•	The proxy statement, proxy card and annual report to Members are available at www.firstunitedethanol.com under the “Investor Relations” tab; and

•
If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy by calling Alicia Shirah at our office at (229) 522-2822 x205 or emailing your request to alicia@firstunitedethanol.com on or before January 15, 2010, to facilitate timely delivery.

If you have any questions regarding the information in the proxy statement or completion of the proxy card located on our website at www.firstunitedethanol.com under the “Investor Relations” tab, or if you need directions to attend the meeting and vote in person, please call Alicia Shirah in our office at (229) 522-2822 or email her at alicia@firstunitedethanol.com.
Only Members listed on the Company’s records at the close of business on December 31, 2009 are entitled to notice of the Annual Meeting and to vote at the 2010 Annual Meeting and any adjournments thereof. For your proxy card to be valid, it must be received by the Company no later than 5:00 p.m. on Tuesday, February 2, 2010. On or about January 5, 2010 the Company will send the proxy card to the members of record as of December 31, 2009.
All Members are cordially invited to attend the 2010 Annual Meeting in person. However, to assure the presence of a quorum, the Board of Directors requests that you promptly sign, date and return the proxy card, which is solicited by the Board of Directors, whether or not you plan to attend the meeting. The proxy card will not be used if you attend and vote at the meeting in person. You may fax the proxy card to the Company at (229) 522-2824 or mail it to us at:
FUEL
Attention: Alicia Shirah
P.O. Box 386
Camilla, Georgia 31730

By order of the Board of Directors, Thomas Dollar, II Chairman of the Board
Pelham, Georgia
December 23, 2009

First United Ethanol, LLC
4433 Lewis B. Collins Road
Pelham, Georgia 31779

Proxy Statement
2010 Annual Meeting of Members
Wednesday, February 3, 2010

SOLICITATION AND VOTING INFORMATION
The enclosed proxy is solicited by the board of directors of First United Ethanol, LLC (the “Company”) for use at the annual meeting of Members of the Company to be held on Wednesday, February 3, 2010, and at any adjournment thereof. Such meeting is to be held at Camilla Depot in Camilla, Georgia, and will commence at 9:00 a.m., local time. Such solicitation is being made by posting on the Company’s website (www.firstunitedethanol.com), however, the Company may also use its officers, directors and employees to solicit proxies from Members either in person or by telephone, facsimile or letter without extra compensation. Distribution of this proxy statement via access on the Company’s website (www.firstunitedethanol.com) is scheduled to begin on or about December 23, 2009. On or about January 5, 2010, the Company will mail the proxy card to Members of record as of December 31, 2009.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Q:	Why did I receive this proxy statement?

A:
The board of directors is soliciting your proxy to vote at the 2010 Annual Meeting because you were a Member of the Company at the close of business on December 31, 2009, the record date, and are entitled to vote at the meeting.

Q:	What am I voting on?

A:	You are voting on:
•	The election of three (3) Group I Directors
The three (3) incumbent nominees are John “Bubba” Johnson, Donald Shirah, and Mike Harrell. The two (2) non-incumbent nominees are Mark Glass and Ralph Powell.
Q:	How many votes do I have?

A:
On any matter which may properly come before the meeting, each Member entitled to vote will have one vote for each membership unit owned of record by such Member as of the close of business on December 31, 2009.

Q:	What is the voting requirement to elect the Directors?

A:
The directors will be elected by a plurality vote of the Members. That is, the three (3) persons receiving the greatest number of votes relative to the votes cast for their competitors will be elected regardless of whether an individual nominee receives votes from a majority of the quorum.

Q:	How many membership units are outstanding?

A:	On December 31, 2009, there are 81,984 outstanding membership units.

Q:	What is the effect of an abstention?

A:
Abstentions for Director elections will not be counted either for or against any nominee because directors are elected by plurality vote, meaning that the nominees receiving the greatest number of votes relative to the votes cast for their competitors will be elected regardless of whether an individual nominee receives votes from a majority of the quorum. Abstentions will be counted when determining whether a quorum is present.

Q:	How do I vote?

A:	Membership units can be voted only if the holder of record is present at the 2010 Annual Meeting either in person or by proxy. You may vote using either of the following methods:
•
Proxy card. The enclosed proxy card is a means by which a Member may authorize the voting of his, her, or its membership units at the 2010 Annual Meeting. The membership units represented by each properly executed proxy card will be voted at the 2010 Annual Meeting in accordance with the Member’s directions. The Company urges you to specify your choices by marking the appropriate boxes on your enclosed proxy card. After you have marked your choices, please sign and date the enclosed proxy card and return it in the enclosed envelope or fax it to the Company at (229) 522-2824. If you sign and return the proxy card without specifying your choices, your vote will be counted as an abstention. In order for your vote to count, the Company must receive your proxy card by 5:00 p.m. local time on Tuesday, February 2, 2010.

•	In person at the 2010 Annual Meeting. All Members of record as of December 31, 2009 may vote in person at the 2010 Annual Meeting.
Q:	What can I do if I change my mind after I vote my units?

A:	You may revoke your proxy by:
•	Voting in person at the 2010 Annual Meeting;

•
Giving either personal or written notice of the revocation to Thomas Dollar, II, Board Chairman of First United Ethanol, LLC, at the Company’s offices at 4433 Lewis B. Collins Road, Pelham, Georgia 31779; or

•	Giving either personal or written notice of the revocation to the Company’s Secretary, Miley Adams, at the commencement of the 2010 Annual Meeting.
Q:	Do I have dissenters’ rights, appraisal rights or similar rights?

A:	Pursuant to Section 6.15 of the Company’s second amended and restated operating agreement (the “Operating Agreement”), members have no dissenters’ rights, appraisal rights or any similar rights.

Q:	What happens if I mark too few or too many boxes on the proxy card?

A:
If you sign the proxy card but do not mark any choices on the proxy card, then your vote will be deemed an abstention. If you mark some but not all of the boxes, the Proxies will vote your units ONLY for the persons you mark as your choices and any boxes not marked will not be counted as a vote for the nominee. However, your units will be included in the determination of whether a quorum is present. If you mark more than three boxes, then your proxy will be invalid and will be deemed an abstention.

Q:	Who may attend the 2010 Annual Meeting?

A:	All Members as of the close of business on the record date may attend the 2010 Annual Meeting along with their immediate families.

Q:	What is the record date for the 2010 Annual Meeting?

A:	December 31, 2009.

Q:	Who will count the vote?

A:	Alicia Shirah, Director of Communications, will count the votes and the Company’s Controller, Sandy Boone, will supervise the process.

Q:	What constitutes a quorum?

A:
As of the record date, the Company had 81,984 issued and outstanding membership units. The presence of Members holding twenty five percent (25%) of the total outstanding membership units (20,496) constitutes a quorum. If you submit a properly executed proxy, then you will be considered part of the quorum.

Q:	How do I nominate a candidate for election as a Director at next year’s annual meeting?

A:
Next year there will be three (3) directors up for election. Nominations for Director seats are made by a nominating committee appointed by our board. The nominating committee may decide to solicit nominations from the Members. In addition, a Member can nominate a candidate for Director by following the procedures explained in Section 5.3 of our operating agreement.

In order for a Member nomination to be considered for inclusion in next year’s proxy statement, the nomination must be submitted in writing to the Company during the 30-day nomination period, which will begin on or about November 1, 2010 and end on or about December 1, 2010. The Company suggests that nominations be submitted by certified mail-return receipt requested.

Q:	How do I submit a proposal for consideration by the Members at next year’s annual meeting?

A:
Any Member proposal intended to be considered for inclusion in the Company’s Proxy Statement for presentation at the 2011 Annual Meeting of Members must be received by the Company no later than August 26, 2010 (120 days prior to the one year anniversary of the date of mailing of this proxy statement). The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the SEC under the Exchange Act. It is suggested that the proposal be submitted by certified mail-return receipt requested.

Members who intend to present a proposal at the 2011 Annual Meeting of Members without including such proposal in the Company’s proxy statement must provide the Company written notice of such proposal no later than November 1, 2010. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

If the Company does not receive written notice of a Member proposal intended to be submitted to the 2011 Annual Meeting by August 26, 2010 the persons named on the proxy card accompanying the notice of meeting may vote on any such proposal in their discretion. However, if the Company does receive notice of a Member proposal intended to be submitted to the 2011 Annual Meeting by August 26, 2010, then the persons named on the proxy card may vote on any such proposal in their discretion only if the Company includes in its proxy statement an explanation of its intention with respect to voting on the proposal.

Q:	Who is paying for this proxy solicitation?

A:
The entire cost of this proxy solicitation will be borne by the Company. The cost will include the cost of supplying necessary additional copies of the solicitation materials and the Company’s 2009 Annual Report on Form 10-K, for beneficial owners of membership units held of record by brokers, dealers, banks and voting trustees and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of such material and report to such beneficial owners.

PROPOSAL TO BE VOTED UPON
ELECTION OF DIRECTORS
The Company currently has ten (10) directors, who were elected at the 2009 Annual Meeting held on February 18, 2009. Pursuant to our Second Amended and Restated Operating Agreement, members of the Board of Directors were divided into three (3) groups which will serve staggered terms. The terms of the Group I directors will expire at the February 3, 2010 member meeting. Michael Harrell, John Johnson and Donald Shirah are the current Group I directors, and are incumbent nominees for re-election to Group I. Mark Glass and Ralph Powell are non-incumbent nominees up for election to the board as Group I directors.
The three (3) nominees receiving the highest vote totals will be elected as Group I directors of the Company at the 2010 Annual Meeting provided a quorum is present.
Required Vote and Board Recommendation
As indicated in the proxy, if you sign the proxy but do not mark any choices for Group I directors on the proxy card, then your votes will be deemed abstentions. This is because the directors have not recommended a preference among the five (5) nominees for the three (3) open positions. Abstentions for director elections will not be counted either for or against any nominee, because directors are elected by plurality vote, meaning that the persons receiving the most votes relative to the other nominees will be elected. If you mark more than three (3) choices for Group I directors on the proxy card, then your votes will not be counted for any of the nominees. However, your units will be included in the determination of whether a quorum is present. If you mark fewer than three (3) choices for Group I directors the proxies will vote your units ONLY for the persons you mark as your choices. If you mark more than three (3) choices for Group I directors, the proxy will be invalid and will be deemed an abstention. If any such nominees shall withdraw or otherwise become unavailable, which is not expected, the proxies will be voted for a substitute nominee who will be designated by the board of directors. Members who neither submit a proxy nor attend the meeting will not be counted as either a vote for or against the election of a director. Votes withheld or abstained for all director nominees will be treated as present at the meeting for purposes of determining a quorum, but will not be counted as votes cast in the director election.
The director nominees proposed by the Company’s nominating committee were identified by the nominating committee through informal communications with members of the Company. None of the nominees was nominated by a member via the formal nomination process set forth in the Company’s operating agreement. The following table contains certain information with respect to the nominees for election to the Board of Directors at the 2010 Annual Meeting:

		Year First Became a	If Elected, Term
Name	Age	Director	will Expire
Michael W. Harrell	47	2005	2013
John B. Johnson	70	2005	2013
Donald Shirah	66	2005	2013
Mark Glass	42	n/a	2013
Ralph Powell	64	n/a	2013
Biographical Information of Nominees
As of December 1, 2009:
John B. “Bubba” Johnson, Director. Age 70. For the past five years, John B. “Bubba” Johnson has been a row crop farmer in Mitchell County. He is a member of the board of directors of Mitchell Electric Corp. and a member of the Flint River Planning and Water Policy Council, the Stake Holders Committee for the Flint River Basin and the Camilla Chamber of Commerce. Mr. Johnson is active in Farm Bureau, currently serving as the President of the Mitchell County Farm Bureau, and he previously served on the Georgia Farm Bureau’s Water Commodity Committee, Poultry Committee, and Policy Development Committee. He was also a member of the board of directors of Mitchell Baker Retardation Center, the Mitchell County Hospital Authority, the Mitchell County Zoning Board and Westwood Schools. Mr. Johnson has served as a Director since our inception.
Donald Shirah, Director. Age 66. For the past five years, Donald Shirah has been farming in Mitchell County. He also owns and manages a 2,000-head hog operation. He currently serves as President of the Pinecliff Gin, Vice-President of the Mitchell County Farm Bureau and is a member of the board of directors of the Bank of Camilla. Mr. Shirah has served as a Director since our inception.

Michael W. Harrell, Director. Age 47. For the past five years, Michael W. Harrell has been President, CEO and majority shareholder of Southwest Georgia Oil Company, Inc. of Bainbridge, Georgia. He is on the board of trustees for Bainbridge College, the Library Foundation, past President of the Bainbridge-Decatur YMCA, past Director of the Bainbridge Housing Authority, and a member of the Bainbridge Rotary Club. Mr. Harrell has served as a Director since September 2005.
Mark A. Glass, Nominee. Age 42. For the past five years, Mark A. Glass has been the president and chief executive officer of Glass Enterprises, located in Camilla, Georgia. Glass Enterprises produces 20 million pounds of poultry per year and is the largest producer of alligator leather for luxury markets around the world. He received a B.S. degree in Management from the Georgia Institute of Technology and was employed by Anderson Consulting in systems integration in Atlanta, Georgia before starting Glass Enterprises in 1994. Mr. Glass has served on the Georgia Farm Bureau board of directors and currently serves on boards for Mitchell County Farm Bureau, Flint River National Bank and United Poultry Growers Association. Mr. Glass participated in the Leadership Georgia Class of 2003 and served as program chairman for Leadership Georgia 2004. He is a member of the Camilla Rotary Club and First Baptist Church of Camilla. Mr. Glass has served on the Management Committee of Southwest Georgia Ethanol, LLC since its inception in October 2007. Mr. Glass resides in Camilla, Georgia.
Ralph Powell, Nominee. Age 64. For the past five years, Ralph Powell, has served as a consultant for Southwind Plantation. He began his 34 year career with Georgia Power in 1964. Beginning on the line crew, he worked his way up in the company, serving as manager for Colquitt, Hahira, Douglas, Donalsonville and Bainbridge, Georgia. Mr. Powell is a Vietnam Veteran and serves on the board of Southern Fidelity Insurance Company in Tallahassee, Florida. He has served as president of several civic club organizations including Lions Club, Chamber of Commerce and Rotary Club. Mr. Powell resides in Brinson, Georgia.
YOUR BOARD HAS DETERMINED THAT EACH NOMINEE IS QUALIFIED TO SERVE AS A DIRECTOR AND WOULD RECOMMEND A VOTE FOR ANY OF THE DIRECTORS. YOU MAY VOTE FOR THREE NOMINEES. FOR EACH PROPERLY EXECUTED PROXY WHERE THE MEMBER DOES NOT MARK ANY CHOICES FOR DIRECTOR, THE VOTE WILL BE DEEMED AN ABSTENTION.
Biographical Information on Non-Nominee Directors and Officers.
As of December 1, 2009:
Murray Campbell, Chief Executive Officer and Director. Age 54. For the past five years, Murray Campbell has owned and operated a 1300-acre farming operation. He has been involved in agriculture since beginning in the farm supply business during high school and college. He then worked for 9 years in the farm management industry. For 17 years, he was a partner in CoveyRise Plantation, a commercial hunting preserve, and Hopeful Peanut Company, a peanut buying point. Mr. Campbell has served as the Georgia representative and Chairman of the National Peanut Board as well as numerous peanut industry committees. Mr. Campbell has been deeply involved in water issues in Georgia serving on several state and regional boards. He has been on boards of directors of cotton gins, farm bureaus, county USDA committees, state tourism and agriculture committees, athletic organizations and the Presbyterian Church. Also, Murray Campbell and Miley Adams are brothers-in-law. Mr. Campbell served as a Director since our inception. He also served as our Chairman until February 2008. At that time, he became our Chief Executive Officer.
Tommy L. Hilliard, Vice Chairman and Director. Age 68. For the past five years, Tommy L. Hilliard has served as Senior Vice President and Board Secretary for Planters & Citizens Bank of Camilla, Georgia. In addition, he has served as Chairman of the Mitchell County Development Authority and managed W. C. Adams & Sons, a family corporation. Mr. Hilliard also owns and operates a farm in the Camilla area and owns one-third interest in E.H.T. Landholding Company, LLC, a family farming company. He currently serves as a member of the board of directors for the Five County Joint Development Authority and has previously served as a member of the boards of directors for the Mitchell County Schools and Southwest Georgia Economic Development Corporation, the lending arm of the Southwest Georgia Regional Development Commission. Mr. Hilliard currently serves as our Vice-Chairman and has served as a Director since our inception.
Steve Collins, Treasurer and Director. Age 44. For the past five years, Steve Collins has been engaged in a family farming enterprise in Mitchell County. He also currently serves on the board of the Mitchell County Farm Bureau. Mr. Collins has served as our Treasurer and a Director since our inception.
Miley Adams, Secretary and Director. Age 59. For the past five years, Miley Adams has been a farmer in the Camilla area. In addition, Mr. Adams owns and manages farming operations for Joe B. Adams & Sons, Inc. and Adams Poultry. He currently serves on the board of directors of Planters and Citizens Bank. He also serves on the board of directors for W.C. Adams & Sons and Adams & Walker, Inc. Mr. Adams and Murray Campbell, our CEO, are brothers-in-law. Mr. Adams has served as our Vice President of Marketing and a Director since our inception.

Thomas H. Dollar, II, Chairman and Director. Age 49. For the past five years, Thomas H. Dollar has been President and majority owner of Dollar Farm Products Company and Decatur Gin Company of Bainbridge, Georgia. Mr. Dollar is also engaged in a farming operation under the name Dollar Family Farms. Mr. Dollar has served on the boards of the Georgia Soybean Association, Tri River Waterway and Chickasha Oil Mills. He presently is on the board of directors at Park Avenue Bank in Bainbridge, American Peanut Growers Group-Donalsonville, Georgia, Hidden Dunes Condo-Panama City Beach, Florida and Chem-Nut in Albany, Georgia. Mr. Dollar has previously served as our Vice President of Operations and has been a Director since September 2005. Mr. Dollar has served as Chairman since February 2008.
Kenneth J. Hunnicutt, Director. Age 73. In 2006, Kenneth J. Hunnicut retired as Chairman of Ameris Bancorp, a position he held for 20 years. Mr. Hunnicutt is also engaged in farming and cattle operations. He has held leadership positions that include: Chairman and Board of Director for the Georgia’s Bankers Association; Advisory Board for Norfolk Southern; Chairman of Colquitt County Economic Development Corporation; and President of Moultire-Colquitt Chamber of Commerce. Mr. Hunnicutt has been a Director since September 2005.
Robert L. Holden, Sr., Director. Age 63. For the past five years, Robert L. Holden has been a co-owner and operator of Grady Ranch, has served on the board of directors of the AgFirst Farm Credit Bank, and has served as director of the Southwest Georgia Agricultural Credit Association in Bainbridge, Georgia. Mr. Holden also serves on the board of directors of Georgia Milk Producers (currently serving as VP), American Dairy Association and Grady County Farm Bureau. Mr. Holden has served as a Director since September 2005.
Lawrence Kamp, Chief Financial Officer. Age 57. Lawrence Kamp was hired as our CFO in March 2007. Prior to that, Mr. Kamp had been employed as the CFO of Agri Ethanol located in Raleigh, North Carolina and prior to his employment with Agri Ethanol, Mr. Kamp was Controller at ConAgra’s Raleigh, North Carolina location. From 2000 to 2005 Mr. Kamp was the Director of Finance at Coca-Cola Bottling plant in Lehigh Valley, Pennsylvania.
Security Ownership of Certain Beneficial Owners
As of December 1, 2009, the following beneficial owner(s) owned or held 5% or more of our outstanding units:

	Name and Address of	Amount and Nature of
Title of Class	Beneficial Owner	Beneficial Ownership	Percent of Class
Membership Units	Ethanol Capital Group, LLC 5151 E. Broadway Ste. 510 Tucson, AZ 85711	5,000 units	6.10%
Membership Units	Green Capital, LLC 8501 E. Willow Ridge Sioux Falls, SD 57110	5,000 units	6.10%
Security Ownership of Management
As of December 1, 2009, Members of our board of directors, nominees for the board of directors and named executive officers own units as follows:

	Name of	Amount and Nature	Percent of Class
Title of Class	Beneficial Owner(1)	of Beneficial Owner	at 2009 Year End
Membership Units	Miley Adams	300 units	0.37%
Membership Units	Steve Collins	155 units	0.19%
Membership Units	Murray Campbell	480 units	0.59%
Membership Units	Thomas H. Dollar, II (2)	1,440 units	1.76%
Membership Units	Michael W. Harrell (3)	560 units	0.68%
Membership Units	Tommy L. Hilliard	350 units	0.43%
Membership Units	Robert L. Holden, Sr.	330 units	0.40%
Membership Units	Kenneth J. Hunnicutt	180 units	0.22%
Membership Units	John B. Johnson	280 units	0.34%
Membership Units	Lawrence Kamp, CFO (4)	191 units	0.23%
Membership Units	Donald Shirah	350 units	0.43%
Membership Units	Mark Glass	2,000 units	2.44%
Membership Units	Ralph Powell	550 units	0.67%
	Totals:	7,166 units	8.75%

(1)	Except where otherwise indicated, the address of the beneficial owner is deemed to be the same address as the Company.

(2)
Units beneficially owned by the Thomas H. Dollar Marital Trust of which our Director Thomas H. Dollar, II is the trustee and by Dollar Farm Products of which our Director Thomas H. Dollar, II is the president.

(3)	Units beneficially owned by Southwest Georgia Oil Company Inc. Our Director Michael W. Harrell is the president.

(4)
Reflects options to purchase Units issued to Mr. Kamp pursuant to the Option Plan and Option Agreement. The percentage of class is calculated based on the total number of units currently outstanding plus the number of units for which options may be exercised.

BOARD OF DIRECTORS’ MEETINGS AND COMMITTEES
The board of directors generally meets once per month but does hold additional meetings as needed. The board of directors held a total of fifteen (15) regularly scheduled and special meetings during the fiscal year ended September 30, 2009. Each Director attended at least 75% of the meetings of the board of directors during the fiscal year ended September 30, 2009. Tommy Hilliard, Thomas Dollar, II, Murray Campbell and Kenneth J. Hunnicutt attended at least 75% of the meetings of the Executive Committee which are held at least once a week.
The board of directors does not have a formalized process for holders of membership units to send communications to the board of directors. The board of directors feels this is reasonable given the accessibility of our directors. Members desiring to communicate with the board of directors are free to do so by contacting a Director. The names of our directors are listed on the Company’s website at www.firstunitedethanol.com.
The board of directors does not have a policy with regard to Directors’ attendance at annual meetings. All of the Company’s directors attended the 2009 annual meeting. Due to this high attendance record, it is the view of the board of directors that such a policy is unnecessary.
Director Independence
Our independent directors are Tommy Hilliard, Steve Collins, Thomas Dollar, II, John Johnson, Donald Shirah, Kenneth Hunnicutt, and Robert Holden, Sr. Our directors that are not independent are Murray Campbell, Miley Adams and Michael Harrell. The determination of independence is made by reference to NASDAQ rule 4200. Murray Campbell is not considered independent because of his role as an executive officer of the Company. Miley Adams is not considered independent because of his familial relationship with Murray Campbell, our Chief Executive Officer. Michael W. Harrell is not considered independent because a company controlled by Mr. Harrell is a customer of the Company. In evaluating the independence of our directors, we considered the following factors: (i) the business relationships of our directors; (ii) positions our directors hold with other companies; (iii) family relationships between our directors and other individuals involved with the Company; (iv) transactions between our directors and the Company; and (v) compensation arrangements between our directors and the Company.
Audit Committee
The purpose of the audit committee is to monitor the integrity of the Company’s financial reporting process and systems of internal controls. The audit committee appoints and monitors the independence and qualifications of the Company’s independent auditors, monitors the performance of the Company’s internal audit function, provides an avenue of communication among the independent auditors, management, and the Company’s board of directors, and prepares an audit committee report to be included in the Company’s annual proxy statement. The audit committee of the board of directors operates under a charter adopted by the board of directors in November 2006, which is included in an appendix to the 2009 Proxy Statement. Under the charter, the audit committee must have at least three Members. The board of directors appointed Miley Adams, Robert L. Holden, Sr. and Kenneth J. Hunnicutt to the audit committee. The chairperson of the audit committee is Mr. Hunnicutt.

The audit committee is exempt from the independence listing standards because the Company’s securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Nevertheless, a majority of our audit committee is independent within the definition of independence provided by NASDAQ rules 4200 and 4350, including the chairman of the committee, Mr. Hunnicutt. The board of directors has determined that Mr. Holden will serve as the audit committee’s financial expert as defined in Item 407 of Regulation S-K. The audit committee held four (4) meetings during the fiscal year ended September 30, 2009. All of our audit committee Members attended each of the audit committee meetings.
Audit Committee Report
The audit committee delivered the following report to the board of directors of the Company on December 21, 2009. The following report of the audit committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any such document.
The audit committee reviews the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accountants are responsible for expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles. The committee reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended September 30, 2009. The committee has discussed with McGladrey and Pullen, LLP, its independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The committee has received the written disclosures and the letter from McGladrey & Pullen, LLP required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent registered public accounting firm the independent accountant’s independence. The committee has considered whether the provision of services by McGladrey & Pullen, LLP not related to the audit of the financial statements referred to above are compatible with maintaining McGladrey & Pullen, LLP’s independence.
Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K accompanying this proxy statement for the fiscal year ended September 30, 2009.

Audit Committee
Kenneth J. Hunnicutt, Chair
Miley Adams
Robert L. Holden, Sr.
Independent Registered Public Accounting Firm
The audit committee selected McGladrey & Pullen, LLP as independent registered public accountants for the fiscal year October 1, 2009 to September 30, 2010. A representative of McGladrey & Pullen, LLP is expected to be present at the annual meeting of Members and will have an opportunity to make a statement if so desired. The representative is also expected to be available for questions from the Members.
Audit Fees
The aggregate fees billed by the principal independent registered public accountants to the Company for the fiscal year ended September 30, 2009, and the fiscal year ended September 30, 2008 are as follows:

Category	Fiscal Year	Fees
Audit Fees (1)	2009	$137,250
	2008	$118,000
Audit-Related Fees	2009	0
	2008	0
Tax Fees (2)	2009	15,000
	2008	0
All Other Fees	2009	0
	2008	0

(1)
For the fiscal year ended September 30, 2009, the Company used the services of McGladrey & Pullen, LLP as its independent registered public accunting firm. The audit fees were incurred for the audit of the Company’s annual financial statements included within Form 10-K and review of the financial statements included in the Company’s quarterly reports on Form 10-Q as well as services in connection with other statutory and regulatory filings or engagements for the fiscal year ended September 30, 2009. For the fiscal year ended September 30, 2008, the Company used the services of auditing firm of Hein & Associates LLP for the annual financial statements included within Form 10-K and review of the financial statements included in the Company’s quarterly reports on Form 10-Q as well as services in connection with other statutory and regulatory filings or engagements.

(2)	Tax fees consist of cost segregation services provided during the year ended September 30, 2009, provided by RSM McGladrey an entity associated with McGladrey & Pullen, LLP.

Prior to engagement of the principal accountant to perform audit services for the Company, the principal accountant was pre-approved by our Audit Committee pursuant to Company policy requiring such approval.
One hundred percent of all audit, audit-related and tax services were pre-approved by our Audit Committee.
Nominating Committee
The nominating committee of the board of directors operates under a charter adopted by the board of directors on December 10, 2008, which is included in an appendix to the 2009 Proxy Statement. Under the charter, the nominating committee must have at least three Members. The board of directors appointed Steve Collins, Miley Adams, Robert Holden and Thomas Dollar, II to the nominating committee. The chairperson of the nominating committee is Thomas Dollar, II. The nominating committee held two (2) meetings during the fiscal year ended September 30, 2009. Subsequent to our fiscal year ended September 30, 2009, our nominating committee held three (3) meetings to consider nominations for the 2010 Annual Meeting. All of our nominating committee members attended at least 75% of the nominating committee meetings.
Based upon the size of the Company and the board’s familiarity with the Company since inception, the board also has determined that each of the directors is qualified to suggest nominees for consideration to the nominating committee. The nominating committee oversees the identification and evaluation of individuals qualified to become directors and recommends to the board of directors the director nominees for each annual meeting of the Members. The major responsibilities of the nominating committee are to:
•	Identify, recruit and evaluate candidates for directors positions;
•	Make recommendations to the board concerning board composition;
•	Evaluate the participation and contribution of each director before deciding whether to recommend for re-election;
•	Fill vacancies on the board of directors; and
•	Recommend nominees to the board of directors for election or re-election.
The nominating committee is exempt from the independence listing standards because the Company’s securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Nevertheless, two members of our four member nominating committee are independent within the definition of independence provided by NASDAQ rules 4200 and 4350.
Nominations for the election of directors may also be made by any member entitled to vote generally in the election of Directors. In accordance with the Company’s operating agreement, a member desiring to nominate one or more persons for election as a Director must submit written notice of such intent either by personal delivery or regular mail to the Secretary of the Company at least 60 days, but not more than 90 days, prior to the annual meeting. This notice must contain: (i) the name and address of record of the Member who intends to make the nomination; (ii) a representation that the Member is holder of units of the Company entitled to vote at the annual meeting and intends to appear personally or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the Member and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Member; (v) such other information regarding each nominee proposed by the Member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; (vi) the consent of each nominee to serve as a Director of the Company if so elected; and (vii) a nominating petition signed and dated by the holders of at least five percent (5%) of the Company’s outstanding units that clearly sets forth the proposed candidate as a nominee of the Director’s seat to be filled at the next election of Directors. If a presiding officer at a meeting of the Members determines that a nomination is not made in accordance with this procedure, the officer must declare that the nomination was defective and therefore must be disregarded.

Code of Ethics
On November 28, 2006, our board of directors adopted a code of ethics for the Chief Executive and Chief Financial Officers of First United Ethanol, LLC. The code is designed to promote honesty and integrity and to avoid conflicts of interest between personal and professional relationships in conducting our business affairs. A copy of our code of ethics was filed as Exhibit 14.1 to our Form 10-KSB filed with the SEC on December 22, 2006 and any interested Member may obtain a copy without charge by contacting our Director of Communications, Alicia Shirah, at (229) 522-2822 or Alicia@firstunitedethanol.com.
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
Compensation Discussion and Analysis
The general philosophy of First United Ethanol, LLC is to provide competitive levels of compensation that are influenced by our performance, that reward individual achievements, and that enable us to retain qualified executives. Compensation consists primarily of annual compensation, which includes base salary intended to provide a stable annual salary at a level consistent with individual contributions.
The terms of Mr. Campbell’s and Mr. Kamp’s employment agreements were recommended by our compensation committee to the full board of directors. The board of directors then approved the employment agreements. No other executive officers play any role in determining or recommending the amount or form of Mr. Campbell’s or Mr. Kamp’s compensation.
The compensation of our other employees is principally based on the recommendations of the Chief Executive Officer and reflects his assessment of the nature of each employee’s position, individual performance, and contribution to our overall performance, experience and tenure with the Company. The compensation committee also considers various other factors, including the level of each employee’s responsibilities within the Company, our financial performance and the level of compensation increases in our industry.
We do not utilize compensation consultants in determining or recommending the amount or form of any compensation.
Compensation Committee
The board of directors appointed Miley Adams (chairman) and Michael W. Harrell to the compensation committee. The compensation committee has direct responsibility with respect to the compensation of the Company’s chief executive officer and oversees the compensation of the Company’s other executive officers. The compensation committee held a total of two (2) meetings during the fiscal year ended September 30, 2009. All of our compensation committee Members attended at least 75% of the compensation committee meetings.
The compensation committee has the overall responsibility for approving and evaluating the Company’s executive compensation plans, policies and programs. The committee makes a recommendation to the full board of directors, which then makes the final decision regarding executive compensation plans, policies and programs. The compensation committee of the board of directors operates under a charter adopted by the board of directors, which is included in an appendix to the 2009 Proxy Statement. The compensation committee is exempt from the independence listing standards because the Company’s securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities.
Compensation Committee Interlocks and Insider Participation
No Member of the compensation committee was, during the last fiscal year, an executive officer or employee of the Company and no Member of the compensation committee is a former officer of the Company. No executive officer of the Company has: (i) served as a Member of the compensation committee (or other board committee performing equivalent functions, or in the absence of such a committee, the entire board of directors) of another entity, one of whose executive officers served on the Company’s compensation committee, (ii) served as a director of another entity, one of whose executive officers served on the Company’s compensation committee, or (iii) served as a Member of the compensation committee (or other board committee performing equivalent functions, or in the absence of such a committee, the entire board of directors) of another entity, one of whose executive officers served as a Director of the Company. However, as discussed above under Director Independence, Miley Adams is not considered independent because of his familial relationship with Murray Campbell, our Chief Executive Officer.

Compensation Committee Report
The committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and based on such review and discussions, the committee recommended to the board of directors that the Compensation Discussion and Analysis by included in the Company’s proxy statement on Schedule 14A.

Compensation Committee
Miley Adams, Chair
Michael W. Harrell
Summary Compensation Table
The following table summarizes all compensation paid or payable by the Company during the last two fiscal years to our Chief Executive Officer and our Chief Financial Officer.

			Non-Equity
Name and			Incentive Plan
Principal			Compensation	All Other
Position	Year	Salary	Earnings(1)	Compensation(2)	Total
Murray Campbell,	Fiscal Year 2009	$176,875	$0	$800	$177,675
Chief Executive Officer	Fiscal Year 2008	$175,000	$0	$0	$175,000
Lawrence Kamp,	Fiscal Year 2009	$119,230	$0	$0	$119,230
Chief Financial Officer	Fiscal Year 2008	$115,000	$0	$0	$115,000

(1)
Mr. Campbell and Mr. Kamp are each eligible for an annual performance bonus. However, both executives and the board of directors have agreed that performance bonuses will not be paid until after the ethanol plant has been operational for a sufficient period of time.

(2)	Mr. Campbell received additional compensation for his participation on our board of directors.
Option Plan and Option Agreements
In April 2007, our Board of Directors adopted a Membership Unit Option Plan (the “Plan”). The Plan permits the company to grant unit options and units to its employees for up to two percent (2%) of the total number of units outstanding at the close of our registered offering, or 1,532 units. We believe that the awards will better align the performance goals of its employees with those of its members. Option awards are generally granted with an exercise price of $1,000 per unit, and they generally vest over three to five years of continuous service and have ten-year contractual terms. Certain option awards may provide for accelerated vesting if there is a change in control of the Company or the employee is terminated without cause.
On December 18, 2007, we entered into Non-Qualified Membership Unit Option Agreements with our Chief Financial Officer, Lawrence Kamp. Mr. Kamp’s option agreement grants him the option to purchase 191 units, which represents 1/4 of 1% of our outstanding units as of the close of our registered offering. This agreement was entered into in accordance with the Plan as discussed above. All of the option units are initially unvested units. They will become vested over a three-year period from 2008 through 2010. However, Mr. Kamp may exercise his options to purchase units at any time from the grant date of June 8, 2007 until 10 years thereafter, whether or not the units are vested. If the units are unvested, then the unvested units, if purchased, will be subject to a repurchase option held by the Company unless and until they become vested units. In addition, the Company has a right of first refusal in the event that Mr. Kamp desires to transfer any or all of their vested units to any person other than the Company.

On April 9, 2009, we entered into Non-Qualified Membership Unit Option Agreements with our Chief Executive Officer, Murray Campbell. Mr. Campbell’s option agreement grants him the option to purchase 383 units, which represents 1/2 of 1% of our outstanding units as of the close of our registered offering. This agreement was entered into in accordance with the Plan as discussed above. All of the option units are initially unvested units. They will become vested over a three-year period from 2009 through 2011. However, Mr. Campbell may exercise his options to purchase units at any time from the grant date of April 9, 2009 until 10 years thereafter, whether or not the units are vested. If the units are unvested, then the unvested units, if purchased, will be subject to a repurchase option held by the Company unless and until they become vested units. In addition, the Company has a right of first refusal in the event that Mr. Campbell desires to transfer any or all of their vested units to any person other than the Company.
Director Compensation
Miley Adams (chairman) and Michael W. Harrell sit on our board of directors’ compensation committee. The compensation committee has direct responsibility with respect to the compensation of the Company’s board of directors. All of the director compensation committee’s actions are reported to the Board of Directors and, where appropriate, submitted to the board of directors for ratification.
Our directors are compensated based on the number of board or committee meetings they attend and are reimbursed for certain out of pocket expenses. The board members receive $300 per month and the chairman receives $400 per month for attending regular board meetings and each board member receives $250 per committee meeting attended. Prior to January 2009 our board of directors did not receive directors’ fees or any other compensation. In January 2009 the board approved the directors fees described above and then in March 2009 the board suspended the payment of directors’ fees due to the Company’s financial situation. Accordingly, the table below shows the compensation paid to each of our directors for one month of board and committee meetings during the fiscal year ended September 30, 2009.
DIRECTOR COMPENSATION

		Annual Compensation
		Fees
		Earned	All Other
	Fiscal	or Paid in	Compensation	Total Compensation
Name	Year	Cash ($)	($)	($)
Miley Adams	2009	300	0	300
Steve Collins	2009	300	0	300
Murray Campbell (CEO) (1)	2009	800	176,875	177,675
Thomas H. Dollar, II	2009	650	0	650
Michael W. Harrell	2009	300	0	300
Tommy L. Hilliard	2009	800	0	800
Robert L. Holden, Sr.	2009	300	0	300
Kenneth J. Hunnicutt	2009	800	0	800
John B. Johnson	2009	300	0	300
Donald Shirah	2009	300	0	300

(1)	Murray Campbell is also compensated for his role as the Company’s Chief Executive Officer.

Outstanding Equity Awards at Fiscal Year-End
The table below represents the outstanding options awarded by the Company to our Chief Executive Officer and Chief Financial Officer that have not yet vested as of September 30, 2009 and the market value of these options. The terms of our Membership Unit Option Plan are described above under the heading Option Plan and Option Agreements.

	Number of Units Options That Have Not
Name	Vested(1)(2)
Murray Campbell, CEO	325	(3)
Larry Kamp, CFO	68	(4)

(1)
Represents unit options awarded pursuant to our Membership Unit Option Plan that have not yet vested. The details of our Membership Unit Option Plan are described above under the heading Option Plan and Option Agreements.

(2)
The market value of our phantom units is determined by using a Black-Scholes option-pricing model in order to calculate the compensation costs of employee stock-based compensation. Based on the Black-Scholes Model, the fair value of the unit options on the option grant date was approximately $625 per unit option.

(3)
Mr. Campbell’s unit options are scheduled to vest as follows: (i) During calendar year 2009, eight percent (8%) of the options shall vest per calendar quarter; (ii) During calendar year 2010, eight percent (8%) of the options shall vest per calendar quarter; (iii) During calendar year 2011, eight percent (8%) of the options shall vest per calendar quarter during the first three calendar quarters; and (iv) On the last day of the fourth calendar quarter of 2011 the remaining options shall vest.

(4)
Mr. Kamp’s unit options are scheduled to vest as follows: (i) During calendar year 2008, eight percent (8%) of the options shall vest per calendar quarter; (ii) During calendar year 2009, eight percent (8%) of the options shall vest per calendar quarter; (iii) During calendar year 2010, eight percent (8%) of the options shall vest per calendar quarter during the first three calendar quarters; and (iv) On the last day of the fourth calendar quarter of 2010 the remaining options shall vest.

Option Exercises and Stock Vested
The table below represents the number of unit options awarded by the Company to our Chief Executive Officer during our 2009 fiscal year and the market value of these unit options that have vested. The terms of our Membership Unit Option Plan are described above under the heading Option Plan and Option Agreements.

	Number of Units Options Acquired on
Name	Vesting(1)(2)
Murray Campbell, CEO	58	35,844

Larry Kamp, CFO	123	78,964

(1)
Represents vested unit options awarded pursuant to our Membership Unit Option Plan. The details of our Membership Unit Option Plan are described above under the heading Option Plan and Option Agreements.

(2)
The market value of our phantom units is determined by using a Black-Scholes option-pricing model in order to calculate the compensation costs of employee stock-based compensation. Based on the Black-Scholes Model, the fair value of the unit options on the option grant date was approximately $625 per unit option.

MEMBER NOMINATIONS FOR DIRECTOR POSITIONS
Pursuant to the Company’s operating agreement, any Member wishing to submit Director nominations must do so not less than sixty (60) days nor more than ninety (90) days prior to the Company’s annual meeting.  If a Member nominates a candidate for election to the board in compliance with the provisions of the operating agreement but fails to submit the nomination by the deadline set forth in the operating agreement, the board will have the discretion to determine whether it has sufficient time to include the nomination in the Company’s proxy statement.  If the board decides that it does not have sufficient time to amend its proxy statement to include the nomination, it shall notify the Member of such fact and the Member may choose to proceed with preparation and delivery of its own proxy statement to Members in which the Member’s nomination for election to the board of directors is identified and described.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Since our inception, we have entered into transactions with related parties. Our initial directors constitute our founding members. As such, we currently do not have outside directors or unaffiliated unit holders to evaluate related party transactions.

During our fiscal year ended September 30, 2009, Mr. Harrell, one of our board members, prepaid for approximately $2,000,000 of ethanol, which was delivered to Mr. Harrell’s company, Southwest Georgia Oil Company, Inc. Mr. Harrell owns and controls Southwest Georgia Oil Company, Inc.
The following members of our board of directors meet the definition of independent director set forth by NASDAQ: Tommy Hilliard, Steve Collins, Thomas Dollar, II, John Johnson, Donald Shirah, Kenneth Hunnicutt and Robert Holden, Sr.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and Directors, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Officers, Directors and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from our officers and Directors, all Section 16(a) filing requirements were complied with during the fiscal year ended September 30, 2009.
ANNUAL REPORT AND FINANCIAL STATEMENTS
The Company’s Annual Report, including the financial statements and the notes thereto, for the fiscal year ended September 30, 2009, accompanies the mailing of this Proxy Statement.
These proxy materials are being delivered pursuant to the Internet Availability of Proxy Materials rules promulgated by the SEC. The Company will provide each member solicited a printed or e-mail copy of the Proxy Statement, Proxy Card and Annual Report on Form 10-K without charge within three business days of receiving a written request. Members should direct any requests for a printed or e-mail copy of the proxy materials as follows: (i) by calling our office at (229) 522-2822; (ii) by written request to First United Ethanol, LLC at 4433 Lewis B. Collins Road, Pelham, Georgia 31779; or (iii) by e-mail at alicia@firstunitedethanol.com on or before January 15, 2010, to facilitate timely delivery. The 2009 Annual Report on Form 10-K complete with exhibits and Proxy Statement are also available from the SEC at 6432 General Green Way, Mail stop 0-5, Alexandria, VA 22312-2413, by e-mail at foiapa@sec.gov or fax at (703) 914-2413 or through the EDGAR database available from the SEC’s internet site (www.sec.gov).
The Securities and Exchange Commission has approved a rule governing the delivery of annual disclosure documents. The rule allows the Company to send a single Notice of Internet Availability of Proxy Materials to any household at which two or more members reside unless the Company has received contrary instructions from one or more member(s). This practice, known as “householding”, is designed to eliminate duplicate mailings, conserve natural resources and reduce printing and mailing costs. Each member will continue to receive a separate proxy card. If you wish to receive a separate Notice of Internet Availability of Proxy Materials than that sent to your household, either this year or in the future, you may contact the Company by telephone at (229) 522-2822; by e-mail at alicia@firstunitedethanol.com; or by written request to First United Ethanol, LLC at 4433 Lewis B. Collins Road, Pelham, Georgia 31779 and the Company will promptly send you a separate Notice of Internet Availability of Proxy Materials. If members of your household receive multiple copies of our Notice of Internet Availability of Proxy Materials, you may request householding by contacting the Company by telephone at (229) 522-2822 or by written request to First United Ethanol, LLC at 4433 Lewis B. Collins Road, Pelham, Georgia 31779.
OTHER MATTERS
The board of directors knows of no other matter to be acted upon at the meeting. However, if any other matter is lawfully brought before the meeting, the membership units covered by the proxy in the accompanying form will be voted on such matter in accordance with the best judgment of the persons acting under such proxy.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Thomas H. Dollar, II
Thomas H. Dollar, II, Chairman of the Board of First
United Ethanol, L.L.C.
December 23, 2009
TO BE CERTAIN THAT YOUR MEMBERSHIP UNITS WILL BE REPRESENTED AT THE 2010 ANNUAL MEETING OF MEMBERS, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY BY FAX TO (229) 522-2824 OR MAIL IT TO US AT P.O. BOX 386, CAMILLA, GEORGIA 31730 SO THAT IT IS RECEIVED NO LATER THAN TUESDAY, FEBRUARY 2, 2010 (5:00 P.M.) WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

FIRST UNITED ETHANOL, LLC
2010 Annual Meeting — Wednesday, February 3, 2010
For Unit Holders of record as of December 31, 2009
Proxy Solicited on Behalf of the Board of Directors

Member Name:

Please print clearly

Telephone Number:

Number of Units Owned:

ELECTION OF THREE DIRECTORS
You may withhold authority to vote for any nominee by striking out the name of any nominee. **You may vote for three (3) nominees**

	For	Abstentions
Group I
Mike Harrell, Incumbent------------------>>>	☐	☐
John “Bubba” Johnson, Incumbent------>>>	☐	☐
Donald Shirah, Incumbent---------------->>>	☐	☐
Mark A. Glass------------------------------>>>	☐	☐
Ralph Powell------------------------------->>>	☐	☐

Signature:
Date:

Signature:
Date:

Vote by Mail or Facsimile:
1) Read the Proxy Statement
2) Check the appropriate boxes on the proxy card below
3) Sign and date the proxy card
4) Return the proxy card in the envelope provided or via fax to (229) 522-2824 no later than 5:00 p.m. on Tuesday, February 2, 2010
By signing this proxy card, you appoint Sandy Boone, Controller and Larry Kamp, Chief Financial Officer, jointly and severally, each with full power of substitution, as Proxies to represent you at the 2010 Annual Meeting of the Members to be held on Wednesday, February 3, 2010, at the Camilla Depot in Camilla, Georgia, and at adjournment thereof, on any matters coming before the meeting. Registration for the meeting will begin at 8:00 a.m. and the 2010 Annual Meeting will commence at approximately 9:00 a.m., local time. Please specify your choice by marking the appropriate box for each nominee for whom you wish to vote. You may mark a total of three boxes. There is no cumulative voting. The Proxies cannot vote your units unless you sign and return this card. For your proxy card to be valid, it must be received by the Company by 5:00 p.m. on Tuesday, February 2, 2010.
This proxy, when properly executed, will be voted in the manner directed herein and authorizes the Proxies to take action in their discretion upon other matters that may properly come before the Meeting. If you sign the proxy but do not mark any boxes, your units will be deemed abstentions but your units will count towards the quorum requirement. If you mark more than three boxes, your units will also be deemed abstentions but will count towards the quorum requirement.

Please sign exactly as your name appears above. Joint owners must both sign. When signing as attorney, executor, administrator, trustee or guardian, please note that fact.